AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         BRISTOL RETAIL SOLUTIONS, INC.,

                             RMAG ACQUISITION CORP.

                                       AND

                           REGISTRY MAGIC INCORPORATED


                          DATED AS OF NOVEMBER 6, 2000

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2000 (the "Agreement"), by and among BRISTOL RETAIL SOLUTIONS, INC., a Delaware corporation ("BRS"), REGISTRY MAGIC INCORPORATED, a Florida corporation ("RMAG"), and RMAG ACQUISITION CORP., a Delaware corporation ("SUB"), which is a direct wholly-owned subsidiary of RMAG. BRS and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. The Boards of Directors of BRS, RMAG and SUB deem it advisable and in the best interests of each corporation and its respective shareholders that BRS and RMAG combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

         B. It is intended that the combination be effected by a merger of BRS with and into SUB with SUB surviving, which for Federal income tax purposes shall be a tax-free reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. (a) In accordance with the provisions of this Agreement, the Delaware General Corporation Law ("DGCL") , at the Effective Time, BRS shall be merged (the "Merger") with and into SUB, and SUB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Bristol Retail Solutions, Inc. At the Effective Time, the separate existence of BRS shall cease.

         (b) The Merger shall have the effects on BRS and SUB, as Constituent Corporations of the Merger, provided for under the DGCL.

         Section 1.2 EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the DGCL, and with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

         Section 1.3 ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. The Certificate of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.4 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. (a) The directors of the Surviving Corporation shall be the same as the directors of RMAG at the Effective Time and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

         (b) The following individuals shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal; (i) Lawrence Cohen - Chief Executive Officer and President; (ii) David Kaye - Executive Vice President;
(iii) Such other individuals to be determined at or prior to the Effective Time by the parties hereto.

         Section 1.5 DIRECTORS OF RMAG. Prior to the Effective Time, RMAG and BRS shall take, or cause to be taken, all necessary actions such that, at the Effective Time, RMAG's Board of Directors shall consist of five (5) members, without classifications of directors into separate classes. Following the Effective Time the directors, shall be reelected at the annual meeting of shareholders of RMAG commencing in the year 2001. The directors of RMAG shall be designated prior to the filing with the Securities and Exchange Commission of the preliminary proxy statement referred to herein as follows: (i) RMAG, acting through its current board of directors, shall designate four (4) directors, at least two (2) of whom shall be "independent within the meaning of the Securities Exchange on which the RMAG shares are listed" and (ii) BRS, acting through its current board of directors, will designate one (1) director.

         Section 1.6 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

         Section 2.1 EFFECT ON BRS SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

         (a) Each share of BRS' common stock, .001 par value (the "BRS Common Shares"), together with the Associated BRS Rights issued pursuant to that Stock Purchase Rights Agreement, issued and outstanding immediately prior to the Effective Time (other than shares of RMAG Common Stock owned by BRS or SUB, all of which shall be canceled as provided herein), shall be converted at the Effective Time into the right to receive .65 of a validly issued, fully paid and non-assessable share of RMAG Common Stock, $.001 par value per share (the "Exchange Ratio") (together with any cash in lieu of fractional shares of RMAG Common Stock to be paid pursuant to this Agreement (the RMAG "Common Stock").

         (b) At the Effective Time each share of Preferred Stock of BRS (the "BRS Preferred Shares") issued and outstanding = immediately prior to the Effective Time (other than shares of BRS Preferred Stock owned by RMAG or SUB, all of which shall be canceled as provided herein) shall be converted at the Effective Time into the right to receive one (1) share of Preferred Stock of RMAG having the same rights, preferences and privileges as the Series of Bristol Preferred Stock, respectively. The BRS Common Shares and BRS Preferred Shares are referred to as the "BRS Shares".

         (c) All BRS Common Shares together with the Associated BRS Rights and the BRS Preferred Shares shall be canceled and retired, and each certificate representing any such BRS Shares shall thereafter (i) represent only the right to receive the RMAG Common Stock and RMAG Preferred Shares issuable in exchange for such BRS Shares upon the surrender of such certificates in accordance with
Section 2.4 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of whole shares of RMAG Common Stock and RMAG Preferred Shares which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4.

         (d) Notwithstanding anything to the contrary in this Agreement, any holder of BRS Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of the DGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive RMAG Common Stock and RMAG Preferred Shares. Such payment shall be made directly by the Surviving Corporation.

         Section 2.2 EFFECT ON BRS OPTIONS AND WARRANTS. As of the Effective Time, any stock options, warrants, convertible securities (other than BRS Preferred Shares), or other contractual commitments to purchase or issue shares of BRS that are outstanding, both as the date hereof and at the Effective Time (whether or not contingent or otherwise requiring future shareholder approval) shall be assumed by RMAG and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue under the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of shares of RMAG Common Stock equal to the number of shares subject to such option, warrant, convertible security or other contractual commitment multiplied by [.65], at an exercise price per share of RMAG Common Stock equal to the former exercise price per share under such option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (taking into account any anti-dilution formula), provided, however, in the case of the employee stock option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary to comply under Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by RMAG under the same terms and conditions, but shall not be subject to further shareholder approval. RMAG agrees that as soon as reasonably practical after the Effective Time it will file one or more registration statements on Form S-8 or otherwise, to the extent such securities have been previously registered under the Securities Act of 1933, or amendment to any existing registration statements on Form S-8 or otherwise, covering stock options and warrants, to register the shares issuable upon exercise of the aforesaid converted options and warrants, at and at or prior to the Effective Time, RMAG should take all corporate action necessary to reserve a sufficient number of shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section. The consummation of the merger shall not be treated as a termination of employment for purposes of the option plans.

         Section 2.3 SUB COMMON STOCK. Each share of common stock, $.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding.

         Section 2.4 EXCHANGE PROCEDURES. (a) RMAG shall authorize its transfer agent to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing BRS Shares and shares of RMAG Common Stock and RMAG Preferred Shares. As promptly as practicable after the Effective Time, RMAG shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of RMAG Common Stock and RMAG Preferred Shares issuable pursuant to
Section 2.1(a) and (b) in exchange for BRS Shares (the "BRS Certificates").

         (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented BRS Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of RMAG Common Stock and RMAG Preferred Shares which such holder has the right to receive under
Section 2.1(a) (and any amount of cash payable in lieu of fractional shares) and such Certificate shall forthwith be canceled. If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         (c) No dividends or other distributions with respect to the RMAG Common Stock or RMAG Preferred Shares constituting all or a portion of the consideration payable to the holders of BRS Shares shall be paid to the holder of any unsurrendered Certificate representing BRS Shares until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing RMAG Common Stock and RMAG Preferred Shares (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of RMAG Common Stock and RMAG Preferred Shares and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of RMAG Common Stock or RMAG Preferred Shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law. RMAG shall make available to the Exchange Agent cash for these purposes.

         (d) Any portion of the RMAG Common Stock and RMAG Preferred Shares made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of BRS Shares twelve (12) months after the Effective Date shall be returned to RMAG, upon demand, and any such holder who has not exchanged his, her or its BRS Shares in accordance with this Section 2.4 prior to that time shall thereafter look only to RMAG for his, her or its claim for RMAG Common Stock and RMAG Preferred Shares, (as the case may be), any cash in lieu of fractional shares and certain dividends or other distributions. Neither RMAG nor SUB shall be liable to any holder of BRS Shares with respect to any RMAG Common Stock and RMAG Preferred Shares (or cash in lieu of fractional shares) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) If any Certificate representing BRS Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by RMAG, the posting by such person of a bond in such reasonable amount as RMAG may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of RMAG Stock deliverable with respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

         Section 2.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of BRS Shares who upon surrender of Certificates therefor would be entitled to receive a fraction of a share of RMAG Common Stock and RMAG Preferred Shares shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the initial fair market value of RMAG Common Stock and RMAG Preferred Shares. For purposes of this Agreement, initial market value means the average of the closing bid and ask price of RMAG Common Stock for the five trading days ending three trading days immediately preceding the Closing.

         Section 2.6 TRANSFERS. From and after the Effective Time, there shall be no transfers on the stock transfer books of BRS or the Surviving Corporation of BRS Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this
Article II.

         Section 2.7 CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time, the outstanding RMAG Common and Preferred Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split up, combination or exchange of shares or stock dividend payable and any other securities shall be declared with a record date within such period, or any other similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide the holders of the BRS Common or Preferred Stock under the same economic effect as contemplated by this Agreement prior to such date.

         Section 2.8 ASSOCIATED RIGHTS REFERENCES. In Article I and Article II of this Agreement the BRS Common Shares shall include, unless the context requires otherwise, the associated BRS Rights.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF RMAG AND SUB

         RMAG and SUB jointly and severally represent and warrant to BRS and each BRS Shareholder as follows:

         Section 3.1 ORGANIZATION. Each of RMAG and SUB is a corporation duly organized, validly existing and in good standing under the laws of its respective State of Incorporation. RMAG owns directly all of the outstanding capital stock of SUB. Each of RMAG and SUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 3.1, each of RMAG and SUB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.1 except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of RMAG and would not delay or prevent the consummation of the transactions contemplated hereby (an "RMAG Material Adverse Effect"). RMAG previously has delivered to BRS accurate and complete copies of its Articles of Incorporation and Bylaws, and SUB's Certificate of Incorporation and Bylaws, each as currently in effect.

         Section 3.2 CAPITALIZATION. (a) The authorized capital stock of RMAG consists of 30,000,000 shares of RMAG Common Stock and 5,000,000 shares of RMAG Preferred Shares. As of the date hereof, there are 5,380,000 shares of RMAG Common Stock issued and outstanding and no shares held in treasury; and no shares of RMAG Preferred Shares outstanding. As of the date hereof, there were outstanding under the RMAG Stock Option Plans, or otherwise, RMAG Stock Options entitling the holders thereof to purchase, up to the number of RMAG Shares as set forth on Schedule 3.2. Except as set forth in Schedule 3.2 or in the RMAG SEC Reports, at the Effective Time there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating RMAG to issue, transfer or sell any shares of capital stock of RMAG or any other securities convertible into or evidencing the right to subscribe for any such shares. All shares of RMAG Common Stock and RMAG Preferred Shares to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances. All of the shares of RMAG Common Stock shall be, when issued upon proper conversion of RMAG Preferred Shares, duly authorized and validly issued, fully paid and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances.

         (b) The authorized capital stock of SUB consists of one hundred (100) shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding Sub Stock Options entitling the holders thereof to purchase SUB Shares. At the Effective Time there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating SUB to issue, transfer or sell any shares of capital stock of SUB or any other securities convertible into or evidencing the right to subscribe for any such shares.

         (c)      Except for the SUB, RMAG has no subsidiaries.

         Section 3.3 AUTHORITY. Each of RMAG and SUB has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the shareholders of RMAG, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of RMAG and SUB and by RMAG as the sole shareholder of SUB, and, except for the requisite approval by the shareholders of RMAG, no other corporate proceedings on the part of RMAG or SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of RMAG and SUB and, assuming this Agreement constitutes a legal, valid and binding agreement of BRS and the BRS Shareholders, constitutes a legal, valid and binding agreement of RMAG and SUB, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 3.4 NO VIOLATIONS: CONSENTS AND APPROVALS. Except as set forth on Schedule 3.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by RMAG and SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of RMAG's shareholders, any provision of the Articles of Incorporation or Bylaws of either of RMAG or the Certificate of Incorporation or Bylaws of SUB, (ii) any contract, agreement, instrument or understanding to which RMAG or SUB is a party or by which RMAG, SUB or any of their respective assets or properties is bound, or
(iii) subject to the requisite approval of RMAG's shareholders any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to RMAG or SUB or any of their respective assets or properties, excluding from the foregoing clauses (ii) and
(iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have an RMAG Material Adverse Effect or materially impair RMAG's or SUB's ability to consummate the transactions contemplated hereby or for which RMAG or SUB have received or, prior to the Merger, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by RMAG or SUB in connection with the execution and delivery of the Agreement or the consummation by RMAG or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") in each case and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings with, and approval of, the stock exchange where the RMAG Common Stock is to be listed in connection with obligations of RMAG hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an RMAG Material Adverse Effect, or materially impair the ability of RMAG or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 3.5 SEC DOCUMENTS: RMAG FINANCIAL STATEMENTS. (a) RMAG has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "RMAG SEC Documents"). As of their respective dates, the RMAG SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the RMAG SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) As of their respective dates, the financial statements of RMAG included in the RMAG SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of RMAG as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). RMAG's balance sheet included in its Form 10-QSB for the quarter ended April 30, 2000, shall be referred to as the RMAG Interim Balance Sheet.

         (c) RMAG has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on
Schedule 3.5, (ii) as set forth on the RMAG Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the RMAG Interim Balance Sheet.

         Section 3.6 ABSENCE OF CERTAIN CHANGES. Since the date of the RMAG Interim Balance Sheet, RMAG has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a RMAG Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.6, since April 30, 2000, there has not been with respect to RMAG any:

         (a) sale or disposition of any material asset other than inventory in the ordinary course;

         (b) payment of any dividend, distribution or other payment to any shareholder of RMAG or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

         (c) incurrence or commitment to incur any liability individually or in the aggregate material to RMAG, except such liabilities under RMAG's existing credit facilities and liabilities incurred in connection with the Merger;

         (d) waiver, release, cancellation or compromise of any indebtedness owed to RMAG or claims or rights against others, exceeding $50,000 in the aggregate;

         (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

         (f) unusual or novel method of transacting business engaged in by RMAG or any change in RMAG's accounting procedures or practices or its financial or equity structure.

         Section 3.7 PROXY STATEMENT/PROSPECTUS REGISTRATION STATEMENT. None of the information regarding RMAG and SUB to be supplied by RMAG and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to RMAG Common Stock to be issued in connection with the Merger or (ii) the proxy statement to be distributed in connection with the shareholders meeting of BRS contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to shareholders of BRS and at the time of the shareholder's meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to RMAG or SUB shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of RMAG and BRS. The Proxy Statement and the Registration Statement will (with respect to RMAG) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 3.8 STATE ANTITAKEOVER STATUTES. The RMAG Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the voting agreement (as defined in Section 5.13 below) by the RMAG Board of Directors as required by the Florida Business Corporation Act ("FBCA"). No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts RMAG's ability to perform its obligations under this Agreement (or any party's ability to perform their obligations under the voting agreement) or either party's ability to consummate the Merger or to the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the voting agreement or any provision hereof, or (iii) would subject BRS or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

         Section 3.9 BROKER'S FEES. Except as set forth on Schedule 3.9, neither RMAG nor SUB nor any of RMAG's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.10 ENVIRONMENTAL MATTERS. RMAG has complied in all material respects with, and has not been cited for any violation of, federal, state and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state or local laws or regulations now in force relating to the protection of the environment. As used in this section, "hazardous material" means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local authority where the substance, material or waste is located. There are no underground storage tanks located on the real property owned by RMAG, nor were there any such underground storage tanks located in any real property owned or leased by RMAG during the period of RMAG's period of ownership or tenancy, nor is RMAG aware of any underground storage tanks on the real property leased by RMAG in which any hazardous material has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets owned by RMAG, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property owned by RMAG. RMAG is not aware of any asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets leased by RMAG, nor is RMAG aware of any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property leased by RMAG.

         Section 3.11 COMPLIANCE WITH LAWS. RMAG is not or has not conducted its business in violation of any Law, including without limitation, any Law pertaining to environmental protection, occupational health or safety, and employment practices except the violation of which would not have an RMAG Material Adverse Effect.

         Section 3.12 NO LITIGATION. Except as set forth in the RMAG SEC Documents or on Schedule 3.12 there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to RMAG's knowledge threatened, against RMAG. There are no pending or, to RMAG's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of RMAG or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a RMAG Material Adverse Effect.

         Section 3.13 EMPLOYEE BENEFITS. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by RMAG or to which RMAG contributes are listed on Schedule 4.16. In addition, Schedule 4.16 separately sets forth any Plans which RMAG, or any affiliate or predecessor of RMAG maintained or contributed to within the three years preceding the date hereof.

         (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

         (b) RMAG and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with the terms. RMAG has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

         (c) RMAG has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.13. RMAG has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law, and any applicable collective bargaining agreement. Neither RMAG, nor any affiliate or predecessor of RMAG, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in
Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to RMAG's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against RMAG or any other party with respect to any of the Plans.

         Section 3.14 TAXES. (a) RMAG has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to RMAG on or before the date hereof. RMAG has included in its federal income Tax Returns for all periods ended on or before July 31, 1996. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. RMAG, with respect to the federal income Tax Returns, and, with respect to any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for contested Taxes only which adequate reserves have been established on the RMAG Interim Balance Sheet. Except as set forth on Schedule 4.14, the balance for accrued Taxes on the RMAG Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of RMAG's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of RMAG. The balance of accrued Taxes have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which RMAG was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of RMAG.

         (b) RMAG has never been a member of an affiliated group filing consolidated returns.

         (c) (i) RMAG has not received any notice of a deficiency or assessment with respect to Taxes of RMAG from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the RMAG Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to RMAG and no notice (oral or written) of audit or examination of any such Tax Return has been received by RMAG; (iii) In the last three years, the federal income Tax Returns of RMAG have not been audited by the Internal Revenue Service; and (iv) To RMAG's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of RMAG by any taxing authority which, if resolved against RMAG, would have a RMAG Material Adverse Effect. RMAG has disclosed on its federal income tax returns all positions taken therein that, RMAG believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (d) RMAG is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

         (e) RMAG (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by RMAG; (ii) has not agreed, or is not required, to make any adjustment under Code
Section 481(a) by reason of a change in accounting method or otherwise initiated by RMAG that will affect the liability of RMAG for Taxes; (iii) has not made an election, or is required, to treat any asset of RMAG as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is not now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or
(viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

         (f) RMAG is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

         (g) For purposes of this Section 4.17, the following terms shall have the meaning given to them below:

                  (i) "Tax" means any of the Taxes, and "Taxes" means, with respect to RMAG, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on RMAG, and
(ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                  (ii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by RMAG or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 3.15 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither RMAG nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to RMAG's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject RMAG to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a RMAG Material Adverse Effect, or
(iii) if not continued in the future, might have a RMAG Material Adverse Effect or which might subject RMAG to suit or penalty in any private or governmental litigation or proceeding.

         Section 3.16 INTELLECTUAL PROPERTY. (a) Schedule 3.16(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by RMAG, used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by RMAG and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which RMAG is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 3.16(a), title to all registered intellectual property is recorded on records in the name of RMAG and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

         (b) Except as disclosed and set forth on Schedule 3.16(b), (i) RMAG owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of RMAG as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) RMAG's right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which RMAG or any person or entity who has granted a license or other right to use intellectual property to RMAG or who has been granted a license or other right to use intellectual property by RMAG, is a party or subject, nor to the knowledge of RMAG is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of RMAG as currently conducted does not materially infringe or conflict with any intellectual property of others.

         Section 3.17 KNOWLEDGE. The term "to RMAG's knowledge" shall mean the actual knowledge of each director and officer of RMAG after reasonable investigation.

         Section 3.18 LABOR. RMAG has not experienced any strike, collective labor agreements, or the collective bargaining disputes or claims of unfair labor practices in the last five years. To RMAG's knowledge, there is no organizational effort presently being made by or on behalf of any labor union with respect to the employees of RMAG.

         Section 3.19 NO UNDISCLOSED INFORMATION. No provision of this Article III or any Schedule or any document or agreement furnished by RMAG contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

         Section 3.20 OPINION OF FINANCIAL ADVISOR. RMAG has received the opinion of a financial advisor to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the RMAG Common Stock, copies of which opinions will be promptly provided to the other company.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BRS

         BRS represents and warrants to RMAG and SUB as follows, and warrant as follows:

         Section 4.1 ORGANIZATION. (a) BRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. BRS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of BRS and would not delay or prevent the consummation of the transactions contemplated hereby (a "BRS Material Adverse Effect").

         (b) BRS previously has delivered to RMAG accurate and complete copies of BRS's Articles of Incorporation and Bylaws, each as currently in effect.

         Section 4.2 CAPITALIZATION. (a) The authorized capital stock of BRS consists of (i) 2,000,000 BRS Common Shares par value $.001 per share and shares of Preferred Stock. As of the date hereof, there are 6,926,968 BRS
Common Shares, and shares of BRS Preferred Shares issued and outstanding as set forth on Schedule 4.2. As of the date hereof, there were outstanding under the BRS Stock Option Plans, all of which are listed on Schedule 4.2, BRS Stock Options entitling the holders thereof to purchase, in the aggregate, up to _______ BRS Shares. Except as set forth on Schedule 4.2, or in the BRS SEC Reports at the Effective Time, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating BRS to issue, transfer or sell any shares of capital stock of BRS or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding BRS Shares are, and all BRS Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims and encumbrances.

         (b) Except as set forth on Schedule 4.2(a), BRS has no subsidiaries.

         Section 4.3 AUTHORITY. BRS has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by BRS's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by BRS's Board of Directors and, except for the requisite approval of the Merger and the adoption of this Agreement by BRS's shareholders, no other corporate proceedings on the part of BRS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. BRS's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BRS and its shareholders and, except as provided in Section 5.2 below, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by BRS, and assuming this Agreement constitutes a legal, valid and binding agreement of RMAG and SUB, constitutes a legal, valid and binding agreement of BRS may be, enforceable against BRS in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 4.4 NO VIOLATIONS; CONSENTS AND APPROVALS. Except as set forth on Schedule 4.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by BRS with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of BRS's shareholders, any provision of the Articles of Incorporation or Bylaws of BRS, (ii) any contract, agreement, instrument or understanding to which BRS is a party, or by which BRS, or any of its respective assets or properties is bound, or (iii) subject to the requisite approval of BRS's shareholders, any Law applicable to BRS, any BRS Shareholder or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have a BRS Material Adverse Effect or materially impair BRS's or BRS Shareholder's ability to consummate the transactions contemplated hereby or for which BRS or BRS Shareholders have received or, prior to the Merger, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by BRS or SUB in connection with the execution and delivery of the Agreement or the consummation by BRS or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act and the Exchange
Act , in each case with the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings with, and approval of, the stock exchange where the BRS Common Stock is to be listed in connection with obligations of BRS hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an BRS Material Adverse Effect, or materially impair the ability of BRS or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 4.5 SEC DOCUMENTS; BRS FINANCIAL STATEMENTS. (a) BRS has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "BRS SEC Documents"). As of their respective dates, the BRS SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the BRS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) As of their respective dates, the financial statements of BRS included in the BRS SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of BRS as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). BRS's balance sheet included in its Form 10-QSB for the quarter ended June 30, 2000, shall be referred to as the BRS Interim Balance Sheet.

         (c) BRS has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on
Schedule 4.5, (ii) as set forth on the BRS Interim Balance sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the BRS Interim Balance Sheet.

         Section 4.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 4.6, since the date of the BRS Interim Balance Sheet, BRS has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an BRS Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since June 30, 2000, there has not been with respect to BRS any:

         (a) sale or disposition of any material asset other than inventory in the ordinary course;

         (b) payment of any dividend, distribution or other payment to any Shareholder of BRS or to any relative of any such Shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

         (c) incurrence or commitment to incur any liability individually or in the aggregate material to BRS, except such liabilities under BRS's existing credit facilities and liabilities incurred in connection with the Merger;

         (d) waiver, release, cancellation or compromise of any indebtedness owed to BRS or claims or rights against others, exceeding $50,000 in the aggregate;

         (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

         (f) unusual or novel method of transacting business engaged in by BRS or any change in BRS's accounting procedures or practices or its financial or equity structure.

         Section 4.7 PROXY STATEMENT PROSPECTUS; REGISTRATION STATEMENT. None of the information regarding BRS to be supplied by BRS for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement at the time it becomes effective and at the Effective Time, and in the case of the Proxy Statement, at the time it is first mailed to shareholders of BRS and at the time of their shareholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to BRS shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of BRS. The Proxy Statement and the Registration Statement will (with respect to BRS) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 4.8 STATE ANTITAKEOVER STATUTES. The BRS Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the voting agreement (as defined in Section 5.13 below) by the BRS Board of Directors as required by the DGCL. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts BRS's ability to perform its obligations under this Agreement (or any party's ability to perform their obligations under the voting agreement) or either party's ability to consummate the Merger or to the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the voting agreement or any provision hereof, or (iii) would subject RMAG or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

         Section 4.9 BROKER'S FEES. Neither BRS nor any of its affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 4.10 ENVIRONMENTAL MATTERS. BRS has complied in all material respects with, and has not been cited for any violation of, federal, state and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state or local laws or regulations now in force relating to the protection of the environment. As used in this section, "hazardous material" means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local authority where the substance, material or waste is located. There are no underground storage tanks located on the real property owned by BRS, nor were there any such underground storage tanks located in any real property owned or leased by Bristol during the period of Bristol's period of ownership or tenancy, nor is BRS aware of any underground storage tanks on the real property leased by BRS in which any hazardous material has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets owned by BRS, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property owned by BRS. BRS is not aware of any asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets leased by BRS, nor is BRS aware of any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property leased by BRS.

         Section 4.11 COMPLIANCE WITH LAWS. BRS is not or has not conducted its business in violation of any Law, including without limitation, any Law pertaining to environmental protection, occupational health or safety, and employment practices except the violation of which would not have an BRS Material Adverse Effect.

         Section 4.12 NO LITIGATION. Except as set forth in the BRS SEC Documents as on Schedule 4.12, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to BRS's knowledge threatened, against BRS. There are no pending or, to BRS's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of BRS or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have an BRS Material Adverse Effect.

         Section 4.13 EMPLOYEE BENEFITS. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by BRS or to which BRS contributes are listed on Schedule 4.16. In addition, Schedule 4.16 separately sets forth any Plans which BRS, or any affiliate or predecessor of BRS, maintained or contributed to within the three years preceding the date hereof.

         (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

         (b) BRS and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with the terms. BRS has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

         (c) BRS has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.13. BRS has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law, and any applicable collective bargaining agreement. Neither BRS, nor any affiliate or predecessor of BRS, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in
Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to BRS's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against BRS or any other party with respect to any of the Plans.

         Section 4.14 TAXES. (a) BRS has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to BRS on or before the date hereof. BRS has included in its federal income Tax Returns for all periods ended on or before December 31, 1996. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. BRS, with respect to the federal income Tax Returns, and, with respect to any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for contested Taxes only which adequate reserves have been established on the BRS Interim Balance Sheet. Except as set forth on Schedule 4.14, the balance for accrued Taxes on the BRS Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of BRS's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of BRS, respectively. The balance of accrued Taxes have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which BRS was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of BRS.

         (b) Except as set forth on Schedule 4.14, BRS has never been a member of an affiliated group filing consolidated returns.

         (c) (i) BRS has not received any notice of a deficiency or assessment with respect to Taxes of BRS from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the BRS Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to BRS and no notice (oral or written) of audit or examination of any such Tax Return has been received by BRS; (iii) In the last three years, the federal income Tax Returns of BRS have not been audited by the Internal Revenue Service; and (iv) To BRS's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of BRS by any taxing authority which, if resolved against BRS, would have a BRS Material Adverse Effect. BRS has disclosed on its federal income tax returns all positions taken therein that, BRS believes could give rise to a substantial understatement penalty within the meaning of Code
Section 6662.

         (d) BRS is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

         (e) BRS (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as such term is defined in Code Section 341(f)) owned by BRS; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by BRS that will affect the liability of BRS for Taxes; (iii) has not made an election, or is required, to treat any asset of BRS as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2);
(vii) is not now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or (viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

         (f) BRS is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

         (g) For purposes of this Section 4.17, the following terms shall have the meaning given to them below:

                  (i) "Tax" means any of the Taxes, and "Taxes" means, with respect to BRS, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on BRS, and
(ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                  (ii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by BRS or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 4.15 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither BRS nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to BRS's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject BRS to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a BRS Material Adverse Effect, or (iii) if not continued in the future, might have a BRS Material Adverse Effect or which might subject BRS to suit or penalty in any private or governmental litigation or proceeding.

         Section 4.16 INTELLECTUAL PROPERTY. (a) Schedule 4.16(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by BRS and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by BRS and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which BRS is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 4.16(a), title to all registered intellectual property is recorded on records in the name of BRS and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

         (b) Except as disclosed and set forth on Schedule 4.16(b), (i) BRS owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of BRS as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) BRS's right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which BRS or any person or entity who has granted a license or other right to use intellectual property to BRS or who has been granted a license or other right to use intellectual property by BRS, is a party or subject, nor to the knowledge of BRS is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of BRS as currently conducted does not materially infringe or conflict with any intellectual property of others.

         Section 4.17 REQUIRED VOTE OF BRS SHAREHOLDERS. The affirmative vote of the holders of a majority of the outstanding BRS Shares is required to approve the Merger. No other vote of the shareholders of BRS is required by Law, the Articles of Incorporation or Bylaws of BRS or otherwise in order for BRS to consummate the Merger and the transactions contemplated hereby.

         Section 4.18 KNOWLEDGE. The term "to BRS's knowledge" shall mean the actual knowledge of each director and officer of BRS and, where applicable, each BRS Shareholder after reasonable investigation.

         Section 4.19 LABOR. BRS has not experienced any strike, collective labor agreements, or the collective bargaining disputes or claims of unfair labor practices in the last five years. To BRS's knowledge, there is no organizational effort presently being made by or on behalf of any labor union with respect to the employees of BRS.

         Section 4.20 BRS STOCKHOLDER RIGHTS PLAN. The Board of Directors of BRS has amended the BRS Rights Agreement in accordance with its terms to render inapplicable the transactions contemplated by this Agreement.

         Section 4.21 OPINION OF FINANCIAL ADVISOR. BRS has received the opinion of a financial advisor to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the BRS Common Stock, copies of which opinions will be promptly provided to the other company.

         Section 4.22 NO UNDISCLOSED INFORMATION. No provision of this Article IV or any Schedule or any document or agreement furnished by BRS or the BRS Shareholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 CONDUCT OF BUSINESS OF BRS AND RMAG. Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Time, BRS and RMAG will each conduct their operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time neither BRS nor RMAG will, without the prior written consent of the other:

         (a) amend its Articles of Incorporation or Bylaws;

         (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

         (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

         (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

         (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans or in the RMAG or BRS SEC Documents as the case may be;

         (f) except as set forth on Schedule 5.1, sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

         (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

         (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

         (i) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

         (j) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission.

         Section 5.2 NO SOLICITATION. BRS and RMAG each agrees that, prior to the Effective Time, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the BRS or RMAG Boards of Directors, respectively, from, (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which the BRS or RMAG Board of Directors, as the case may be, determines in good faith that such action is necessary for the BRS or RMAG Board of Directors to comply with its fiduciary duties to shareholders under applicable law or (ii) withdrawing, modifying or changing its recommendation referred to herein if there exists a Transaction Proposal and the BRS or RMAG Board of Directors, as the case may be, and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the BRS or RMAG Board of Directors to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal. BRS or RMAG, as the case may be, shall immediately advise the other parties to this Agreement, orally and in writing, of any inquiries or proposals relating to an Transaction Proposal known to it, the material terms and conditions of such inquiry or proposal, and the identity of the person or entity making such inquiry or proposal. BRS or RMAG, as the case may be, shall give the other parties to this Agreement at least two (2) business days advance notice of any information to be supplied to, and at least three (3) days' advance notice of any agreement to be entered into with any person or entity making such a proposal for a Transaction Proposal with respect to BRS or RMAG. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between BRS, RMAG and SUB contemplated by this Agreement) involving BRS or RMAG: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of BRS or RMAG, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of BRS or RMAG or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by BRS of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 5.3 ACCESS TO INFORMATION. (a) From the date of this Agreement until the Effective Time, BRS will provide RMAG and RMAG will provide BRS, and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of BRS, RMAG and SUB, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

         (b) RMAG and BRS will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement. Other than documents or information (i) available to the public, (ii) which are or become known by RMAG or BRS from a source other than BRS or RMAG, as the case may be, other than by a breach of a confidentiality obligation owed to BRS or RMAG, respectively, or (iii) required by law to be disclosed.

         Section 5.4 REGISTRATION STATEMENT AND PROXY STATEMENT. RMAG and BRS shall file with the SEC as soon as is reasonably practicable after the date hereof, the Proxy Statement/Prospectus and RMAG shall file the Registration Statement in which the Proxy Statement/Prospectus shall be included. The parties shall cooperate with each other with regard to such filings. RMAG and BRS shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. RMAG shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of the RMAG Common Stock. RMAG and BRS shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences.

         Section 5.5 SHAREHOLDER'S MEETINGS. Unless the BRS Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, BRS shall call a meeting of its respective shareholders to be held as promptly as practicable (and in any event within 45 days after the Registration Statement is declared effective) for the purpose of voting, in the case of BRS, upon this Agreement and the Merger. BRS shall, through its Board of Directors, recommend to its shareholders approval of such matters and will coordinate and cooperate with respect to the timing of the meeting. Unless the BRS Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, BRS shall use all commercially reasonable efforts to solicit from shareholders of such party proxies in favor of such matters.

         Section 5.6 REASONABLE EFFORTS; OTHER ACTIONS. BRS, RMAG and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger for treatment as a tax-free reorganization within the meaning of Code Section 368(a), and (ii) the obtaining of all necessary consents, approvals or waivers under its material contracts.

         Section 5.7 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statements with respect to the Merger, RMAG, SUB and BRS will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction and any filings required with the SEC).

         Section 5.8 NOTIFICATION OF CERTAIN MATTERS. Each of BRS and RMAG shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice of lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of BRS or RMAG, as the case may be, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its best efforts to prevent or promptly remedy the same.

         Section 5.9 EXPENSES. RMAG and SUB, on the one hand, and BRS, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

         Section 5.10 AFFILIATES. BRS shall deliver to RMAG and RMAG shall deliver to BRS a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise such party in writing of any persons who become Affiliates prior to the Effective Time. BRS and RMAG shall cause each person who is so identified as an Affiliate to deliver, no later than the earlier of the thirtieth (30th) day prior to the Effective Time or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

         Section 5.11 STOCK EXCHANGE LISTING. RMAG shall file a listing application on or before the Closing and thereafter shall use its best efforts to effect approval to list on the NASDAQ SmallCap Stock Market or on the American Stock Exchange, the RMAG Common Stock to be issued pursuant to the Merger.

         Section 5.12 STATE ANTITAKEOVER LAWS. If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, RMAG and BRS and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 5.13 VOTING AGREEMENT. Simultaneously, with execution and delivery of this Agreement, (a) The individuals listed on Schedule 5.13(c) shall deliver to RMAG a voting agreement in the form attached hereto as Schedule 5.13(a); and (b) the individuals listed on Schedule 5.13(b) shall deliver to BRS the Voting Agreement in the form attached hereto as Schedule 5.13(b).

                             [ANY OTHER CONDITIONS]

         Section 5.14 SATISFACTION OF CONDITIONS. BRS agrees to use its best efforts to cause each of the conditions set forth in Article VII to RMAG and SUB proceeding with the Closing to be satisfied on or before the Closing Date. RMAG and SUB agree to use their respective best efforts to cause each of the conditions set forth in Article VIII to BRS proceeding with the Closing to be satisfied on or before the Closing Date.

         Section 5.15 GOVERNMENT FILINGS. Each party shall (a) confer on a regular and frequent basis with the other, and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. BRS and RMAG shall file all its reports with the SEC (and all local governmental entities) from the date of this Agreement and the Effective Time and shall (to the extent permitted by law, regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF RMAG, SUB AND BRS

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the closing of each of the following conditions:

         Section 6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

         Section 6.2 SHAREHOLDER APPROVAL. The requisite vote of the shareholders of BRS and RMAG and SUB necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

         Section 6.3 CONSENTS AND APPROVALS. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

         Section 6.4 EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF RMAG AND SUB

         The obligation of RMAG and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by RMAG and SUB:

         Section 7.1 REPRESENTATIONS ACCURATE. The representations and warranties of BRS contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

         Section 7.2 PERFORMANCE. BRS shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

         Section 7.3 OFFICER'S CERTIFICATE. RMAG and SUB shall have received a duly executed certificate signed by the President or Chairman of BRS certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of BRS and the director and shareholder resolutions of BRS approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of BRS. RMAG and SUB shall have received a duly executed certificate signed by an BRS Shareholder certifying as to the compliance with the condition set forth in Section 7.1.

         Section 7.4 CERTIFIED ARTICLES OF INCORPORATION. RMAG and SUB shall have received a certificate of the Secretary of State of the State of Delaware certifying the Articles of Incorporation of BRS and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 7.5 GOOD STANDING. RMAG shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of BRS and each other state in which BRS is qualified to do business as set forth on Schedule 4.1.

         Section 7.6 LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger or would otherwise restrict RMAG's or the Surviving Corporation's exercise of full rights to own and operate the business of BRS subsequent to the Effective Time.

         Section 7.7 CONSENTS. RMAG and SUB shall have received copies of consents of all third parties necessary for BRS to execute, deliver and perform this Agreement and consummate the Merger including, but not limited to, the consent of First Bank of California.

         Section 7.8 DISSENTING SHARES. On the Closing Date, the aggregate number of BRS Shares with respect to which the holders shall be dissenting shareholders entitled to relief under the applicable Sections of the DGCL shall not exceed ten percent (10%) of all outstanding BRS Shares.

         Section 7.9 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of BRS.

         Section 7.10 AGREEMENTS WITH AFFILIATES. RMAG and SUB shall have received from each person who is an Affiliate under Section 5.10 an executed copy of the written agreement referred to in Section 5.10 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

         Section 7.11 CERTIFICATE OF MERGER. BRS shall have delivered to RMAG the Certificate of Merger as executed by duly authorized officers of BRS.

                                  ARTICLE VIII

                      CONDITIONS TO THE OBLIGATIONS OF BRS

         The obligations of BRS to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by BRS:

         Section 8.1 REPRESENTATIONS ACCURATE. The representations and warranties of RMAG and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

         Section 8.2 PERFORMANCE. RMAG and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

         Section 8.3 COMPLIANCE CERTIFICATE. BRS and the BRS Shareholders shall have received a certificate signed by the President or Chairman of each of RMAG and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and shareholder resolutions of RMAG and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of RMAG and SUB.

         Section 8.4 CERTIFIED ARTICLES OF INCORPORATION. BRS shall have received a certificate of the Secretary of States of the State of Florida and Delaware certifying the Articles of Incorporation of RMAG and the Certificate of Incorporation of SUB and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 8.5 GOOD STANDING. BRS shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of RMAG and SUB and each other state in which RMAG and SUB are qualified to do business, which states are set forth on Schedule 8.5.

         Section 8.6 LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

         Section 8.7 CONSENTS. BRS shall have received copies of consents of all third parties necessary for RMAG to execute, deliver and perform this Agreement and consummate the Merger.

         Section 8.8 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of RMAG or SUB.

         Section 8.9 CERTIFICATE OF MERGER. SUB shall have delivered to BRS the Certificate of Merger, executed by duly authorized officers of SUB.

                                   ARTICLE IX

                                     CLOSING

         Section 9.1 TIME AND PLACE. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as RMAG, SUB and BRS may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         Section 9.2 FILINGS AT THE CLOSING. Subject to the provisions of Articles VI, VII and VIII hereof, BRS, RMAG and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of BRS and RMAG:

         (a) by mutual consent of RMAG and BRS;

         (b) by either RMAG or BRS, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either RMAG or BRS, if the requisite shareholder approvals of the shareholders of either SUB or BRS are not obtained at a meeting of shareholders duly called and held therefor; or

         (d) by either RMAG or BRS if a merger shall not have been consummated by June 30, 2001, provided that a party in material breach of this Agreement may not terminate this Agreement.

         Section 10.2 TERMINATION BY RMAG. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of BRS, by RMAG if (a) BRS shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by BRS at or prior to such date of termination, (b) there exists a breach of any representation or warranty of BRS contained in this Agreement such that the closing conditions set forth in Article VII would not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to BRS of written notice of such failure or breach, (c) the Board of Directors of BRS shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to RMAG or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.2 above) with a person or entity other than RMAG or any Affiliate of RMAG (or the BRS Board of Directors resolves to do any of the foregoing), or (d) the Board of Directors of BRS shall furnish or disclose nonpublic information or negotiate, explore or communicate in any way with a third party with respect to any Transaction Proposal, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

         Section 10.3 TERMINATION BY BRS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of BRS, by BRS, if (a) RMAG or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by RMAG or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of RMAG or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to RMAG or SUB of written notice of such failure or breach, or (c) the Board of Directors of RMAG or SUB shall have failed to recommend or shall have withdrawn, modified or changed its recommendation of this Agreement in a manner adverse to BRS or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal with a person or entity other than BRS or any Affiliate of BRS (or the Board of Directors of RMAG or SUB, respectively, resolves to do any of the foregoing), in each case in accordance with and solely to the extent permitted by Section 5.2 above.

         Section 10.4 PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by RMAG or BRS pursuant to this Article X, written notice thereof shall forthwith be given to the other.

         Section 10.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.5 and in Section 5.3(b) hereof. Nothing in this
Section 10.5 shall relieve any party from liability for willful breach of this Agreement.

                                   ARTICLE XI

                          SURVIVABILITY; INVESTIGATIONS

         Section 11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of BRS, RMAG and SUB contained herein or in any certificate or other documents delivered prior to the Effective Time shall survive.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 NOTICES. All notices shall be in writing delivered as follows:

If to RMAG or SUB, to:

                  Registry Magic Incorporated
                  3998 FAU Boulevard, Suite 200-105
                  Boca Raton, FL 33431
                  Attention: Lawrence Cohen

                  With a copy to:

                  Atlas Pearlman, P.A.
                  350 East Las Olas Boulevard, Suite 1700
                  Fort Lauderdale, Florida 33301
                  Attention: Joel D. Mayersohn, Esq.

                  If to BRS, to:

                  Bristol Retail Solutions, Inc.
                  3760 Kilroy Airport Way, Suite 450
                  Long Beach, California 90806

                  With a copy to:

                  David L. Kagel, Esq.
                  1801 Century Park East, 25th Floor
                  Los Angeles, California 90067

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered
(a) when delivered personally; (b) when given by telephone facsimile (with a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

         Section 12.2 BINDING EFFECT. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

         Section 12.3 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

         Section 12.4 EXHIBITS AND SCHEDULES. The Exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

         Section 12.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         Section 12.6 GOVERNING LAW. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles thereof.

         Section 12.7 WAIVERS. Compliance with the provisions of this Agreement may be waived only a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         Section 12.8 PRONOUNS. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

         Section 12.9 TIME PERIODS. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

         Section 12.10 MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

         Section 12.11 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

         Section 12.12 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                        REGISTRY MAGIC INCORPORATED

                                        By:  /s/ Lawrence Cohen
                                           ------------------------------------
                                             Lawrence Cohen, Its Chairman


                                        BRISTOL RETAIL SOLUTIONS, INC.

                                        By:  /s/ David Kaye
                                           ------------------------------------
                                             David Kaye, President


                                        RMAG ACQUISITION CORP.

                                        By:   /S/ LAWRENCE COHEN
                                           ------------------------------------
                                              Lawrence Cohen, Its Chairman